CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. ANNOUNCES REVERSE STOCK SPLIT
AND EXPECTED PAYOFF OF $5 MILLION SECURED TERM NOTE

Palatine, IL, October 31, 2007: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) (the "Company") today announced it will effect a 1 for 10 reverse stock split of the Company’s common stock. The reverse stock split is expected to take effect on or about December 5, 2007, subject to compliance with OTC Bulletin Board requirements. In addition, as more fully described below, the Company expects to payoff its $5 million Secured Term Note. After paying off the Secured Term Note, the Company will have no term debt remaining on its balance sheet.

Reverse Stock Split

The Company’s primary objective of the reverse stock split is to attempt to raise the per share trading price of its common stock in an effort to obtain a listing on the American Stock Exchange or the Nasdaq Capital Market. To obtain a listing, the American Stock Exchange requires, among other things, that the Company’s common stock have a minimum bid price of $3.00 per share, and the Nasdaq Capital Market requires, among other things, that the Company’s common stock maintain a minimum bid price of $4.00 per share. On October 26, 2007 the closing price for the Company's common stock, as reported by the Over-the-Counter Bulletin Board (the "OTCBB"), was $1.93. While the Company intends that the reverse split will increase the bid price per share of its common stock above the $3.00 or $4.00 per share minimum price, as the case may be, there can be no assurance that the reverse split will have that effect, initially or in the future, or that it will enable the Company to achieve the listing of its common stock on the American Stock Exchange or the Nasdaq Capital Market. Moreover, there also can be no assurance that the price per share of the Company’s common stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

If at the effective time of the reverse stock split the total number of shares that a shareholder holds is not evenly divisible by ten, the shareholder will not receive a fractional share, but instead will receive cash in an amount equal to the fraction of a share that the shareholder otherwise would have been entitled to receive, multiplied by the average of the high bid and low asked prices of one share of the Company’s common stock, as reported by the OTC Bulletin Board, for the ten business days immediately preceding the effective date of the reverse stock split for which transactions in the common stock are reported.

Process for Reverse Stock Split

Following the effective date of the reverse split, the Company will provide to each shareholder a transmittal letter from the exchange agent designated by the Company (the “Exchange Agent”) for use in transmitting the existing stock certificates representing shares of the Company’s common stock to the Exchange Agent. The letter of transmittal will contain instructions for the surrender of such stock certificates to the Exchange Agent in exchange for new certificates representing the appropriate number of whole shares of new common stock giving effect to the reverse stock split. The Exchange Agent will also facilitate the payment to shareholders for fractional share interests following the effective date of the reverse split.

Shareholders should not destroy any stock certificates and should not submit any certificates until requested to do so.

Payoff of Secured Term Note

The Company is a party to a Secured Loan Agreement dated March 29, 2000, as amended (the “Loan Agreement”) with Essex Woodlands Health Venture V, L.P., Care Capital Investments II, LP, Care Capital Offshore Investments II, LP, Galen Partners, III, L.P., Galen Partners International III, L.P., Galen Employee Fund III, L.P. and certain individual lenders, having a principal balance of $5 million plus accrued and unpaid interest. The Loan Agreement provides that the principal amount and interest owing under the Loan Agreement must be pre-paid by the Company, within ten days of receipt of proceeds in excess of $5 million received by the Company from a third party pharmaceutical company pursuant to which the Company, grants such pharmaceutical company rights to any of the Company’s products or product candidates or rights to the Company’s Aversion® Technology. On October 30, 2007, the Company and King Pharmaceuticals Research and Development, Inc. (“King”), a subsidiary of King Pharmaceuticals, Inc., entered into such an agreement (the "King/Acura Agreement") which was announced earlier today. Accordingly, simultaneous with the expected close of the King/Acura Agreement, the Company will prepay the $5 million principal amount plus unpaid interest as provided in the Loan Agreement.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.